EXHIBIT 23.4


                    CONSENT OF PEDRO CALMON FILHO & ASSOCIADOS

      We hereby consent to the references to our firm under the captions "Prospectus Summary--Threatened Cancellation of Our Charters," "Risk Factors--Risk Factors Relating to Our Business," "Business--Threatened Cancellation of Our Charters" and "Business--The Petrobras Contracts--Overview" and in Note 5 of the Notes to the Consolidated Financial Statements of Amethyst Financial Company Ltd. in the prospectus included in this Registration Statement on Forms F-4 and S-4 of Amethyst Financial Company Ltd. and Pride International, Inc.



                                       PEDRO CALMON FILHO & ASSOCIADOS



Rio de Janeiro, Brazil
December 8, 1999